UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland Maryland	001-32336 000-54023	26-0081711 20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 16, 2012, Digital Realty Trust, L.P., which we refer to as the operating partnership, together with its subsidiaries, Digital Realty Datafirm, LLC, Digital Luxembourg III S.A.R.L., Digital Realty (Redhill) S.A.R.L., Digital Realty (Blanchardstown) Limited, Digital Realty (Paris 2) SCI, and Digital Singapore Jurong East Pte. Ltd, as borrowers, and Digital Realty Trust, Inc., as guarantor, the banks, financial institutions and other institutional lenders listed therein, as the initial lenders, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book running managers, and Lloyds TSB Bank PLC, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, Suntrust Bank, U.S. Bank National Association, a national banking association, and Wells Fargo Bank, National Association, as co-documentation agents, entered into a Term Loan Agreement for a $750 million senior unsecured term loan facility, which we refer to as the term loan agreement. Up to $250 million of the $750 million will be available to be drawn on a delayed basis for up to 90 days after the closing date. The term loan agreement provides for borrowings in Australian Dollars, British Pounds Sterling, Euros, Singapore Dollars and U.S. Dollars, and includes the ability to add Hong Kong Dollars and Japanese Yen in the future. The term loan agreement matures in April 2017. In addition, we have the ability from time to time to increase the size of the term loan agreement to up to $850 million, subject to receipt of lender commitments and other conditions precedent.

The interest rate for borrowings under the term loan agreement is based on a floating rate or, with respect to U.S. Dollar advances only at the option of the borrower, base rate, in each case plus a margin based on the credit rating of our long-term senior unsecured debt. As of April 16, 2012, the applicable rate for floating rate advances is the applicable index plus 145 basis points, and the applicable rate for base rate advances is the applicable index plus 45 basis points. An annual agency fee is payable quarterly in respect of the commitments under the term loan agreement. We are also required to pay certain fees to the administrative agent under the term loan agreement.

Borrowings under the term loan agreement are guaranteed by Digital Realty Trust, Inc. and the operating partnership. In specified circumstances, additional guarantors may be added. The term loan agreement contains various restrictive covenants, including limitations on our ability to make certain investments or merge with another company, and requirements to maintain financial coverage ratios, including with respect to unencumbered assets. In addition, the term loan agreement restricts Digital Realty Trust, Inc. from making distributions to its stockholders, or redeeming or otherwise repurchasing shares of its capital stock, after the occurrence and during the continuance of an event of default, except in limited circumstances including as necessary to enable Digital Realty Trust, Inc. to maintain its qualification as a REIT and to avoid the payment of income or excise tax.

In addition, the term loan agreement includes events (including, without limitation, a non-payment under the loan, a breach of warranties and representations in any material respect, non-compliance with covenants by a borrower, cross-defaults by a borrower or guarantor or a change of control) which, if not cured within the time period, if any, specified would constitute an event of default. Upon the occurrence and continuance of such events of default, the lenders holding more than a majority of the commitments and loans may elect to accelerate the outstanding principal and accrued and unpaid interest under the term loan agreement. Further, outstanding principal and accrued and unpaid interest thereon automatically accelerate upon the entry of an order for relief with respect to any borrower under any bankruptcy, insolvency or other similar law.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are sales agents under Digital Realty Trust, Inc.’s equity distribution agreements, pursuant to which it can issue and sell shares of its common stock having an aggregate offering price of up to $400.0 million from time to time through them. Citibank, N.A., is the administrative agent, Bank of America, N.A., is the syndication agent, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are joint lead arrangers and joint book running managers, JPMorgan Chase Bank, N.A. and Royal Bank of Canada, are co-documentation agents, Sumitomo Mitsui Banking Corporation and U.S. Bank National Association, are senior managing agents, and Compass Bank, Credit Suisse AG, affiliates of Deutche Bank AG, Mizuho Corporate Bank, Ltd., HSBC Bank, USA, N.A., Morgan Stanley Bank, N.A., Goldman

Sachs Bank USA, Mega International Commercial Bank Co., Ltd., Chang Hwa Commercial Bank, Ltd., Lloyds TSB Bank PLC, and The Bank of Tokyo-Mitsubshi UFJ, Ltd., are lenders, for our global revolving credit facility. Wells Fargo Bank, National Association is a trustee for our 5.50% Exchangeable Senior Debentures due 2029. An affiliate of Deutsche Bank Securities Inc. is a trustee for our 4.50% Notes due 2015 and our 5.250% Notes due 2021. In addition, as of December 31, 2011, affiliates of Morgan Stanley Bank, N.A, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, and HSBC Bank, USA, N.A., are tenants of ours.

The foregoing description of the term loan agreement is only a summary and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: April 18, 2012

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills Senior Vice President, General Counsel and Assistant Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ Joshua A. Mills
Joshua A. Mills Senior Vice President, General Counsel and Assistant Secretary